 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
THIRD QUARTER 2011 RESULTS

November 10, 2011 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported net income of $41.1 million, or $0.35 per share, for the third quarter ended October 1, 2011. Net sales and results of operations for the third quarter as compared to the same period of the prior year are as follows:

For the third quarter of 2011, the company reported net sales of $455.9 million as compared to $168.7 million for the third quarter of 2010. The $287.2 million increase in sales is primarily attributable to the company's acquisition of Griffin Industries on December 17, 2010 as well as higher selling prices for the company's finished products.

Net income for the third quarter of 2011 increased to $41.1 million, or $0.35 per share, as compared to $11.4 million, or $0.14 per share, for the 2010 comparable period. The $29.7 million increase in net income for the third quarter resulted primarily from the acquisition of Griffin Industries as well as higher selling prices for the company's finished products.

Darling International Chairman and Chief Executive Officer Randall Stuewe said, “While this was a record third quarter operating performance, raw material quality was negatively impacted by extreme hot summer temperatures. Midwestern plants were challenged to efficiently process dead stock during the quarter which resulted in additional lower value protein production, discounting of finished fat and increased processing costs. Rendering volumes were flat relative to the second quarter of fiscal 2011 while overall bakery waste inputs seasonally improved.”

For the nine months ended October 1, 2011, the company reported net sales of $1,366.4 million, as compared to $497.7 million for the 2010 comparable period. The $868.7 million increase in sales resulted primarily from the acquisition of Griffin Industries as well as higher selling prices for the company's finished products.

For the nine months ended October 1, 2011, the company reported net income of $139.9 million, or $1.22 per share, as compared to $34.2 million, or $0.41 per share, for the 2010 comparable period. The $105.7 million increase in net income for the nine months ended October 1, 2011 resulted primarily from the company's acquisition of Griffin Industries as well as higher selling prices for finished products.

News Release November 10, 2011 Page 2

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation's food industry. The company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the company's web site at http://www.darlingii.com.

Darling International will host a conference call to discuss the company's third quarter 2011 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, November 11, 2011. To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10005859. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company's website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through November 18, 2011, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10005859. The conference call will also be archived on the company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it, as well as forward-looking information regarding the Griffin Industries transaction and the combined company. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets; unanticipated changes in national and international regulations affecting the company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. economy; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

News Release November10, 2011 Page 3

Darling International Inc.
Consolidated Operating Results
For the Periods Ended October 1, 2011 and October 2, 2010
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	Oct 1,	Oct 2,	Favorable	Oct 1,	Oct 2,	Favorable
	2011	2010	(Unfavorable)	2011	2010	(Unfavorable)
Net Sales	$455,875	$168,685	$287,190	$1,366,383	$497,677	$868,706

Costs and expenses:
Cost of sales and operating expenses	$326,674	$125,650	(201,024)	$953,293	$369,913	$(583,380)
Selling, general and administrative expenses	35,487	16,094	(19,393)	100,272	48,096	(52,176)
Depreciation and amortization	18,953	7,623	(11,330)	57,689	21,853	(35,836)
Total costs and expenses	381,114	149,367	(231,747)	1,111,254	439,862	(671,392)
Operating income	74,761	19,318	55,443	255,129	57,815	197,314

Other income/(expense):
Interest expense	(7,409)	(857)	(6,552)	(29,382)	(2,656)	(26,726)
Other, net	(1,041)	(757)	(284)	(2,437)	(1,739)	(698)
Total other income/(expense)	(8,450)	(1,614)	(6,836)	(31,819)	(4,395)	(27,424)

Equity in net loss of Unconsolidated Subsidiary	(170)	—	(170)	(1,344)	—	(1,344)

Income from operations before income taxes	66,141	17,704	48,437	221,966	53,420	168,546
Income taxes (expense)	(25,009)	(6,322)	(18,687)	(82,045)	(19,189)	(62,856)
Net income	$41,132	$11,382	$29,750	$139,921	$34,231	105,690

Basic income per share:	$0.35	$0.14	$0.21	$1.23	$0.42	$0.81
Diluted income per share:	$0.35	$0.14	$0.21	$1.22	$0.41	$0.81

For More Information, contact: John O. Muse, Executive Vice President of Finance and Administration, Brad Phillips, Treasurer, or Melissa Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300